Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in registration statements: (Nos. 333-20549, 333-65459, 333-38568, 333-88836 and 333-107645) on Form S-8, (Nos. 333-81384, 333-107633 and 333-123246) on Form S-3; and No. 333-112182 on Form S-4 of Powerwave Technologies Inc of our report dated October 13, 2006, except for paragraphs 3 and 4 of note 26 as to which the date is December 18, 2007 with respect to the combined balance sheets of the Wireless Infrastructure business of Filtronic plc as of May 31, 2006 and 2005, and the related combined statements of income and cash flows for the years then ended, which report appears in the Form 8-K/A (Amendment No. 1) of Powerwave Technologies, Inc.

/s/ KPMG Audit Plc.

Leeds, England

December 18, 2007